Exhibit 10.20(a)

AMENDMENT NO. 1

DATED AS OF MARCH 6, 2012

TO THE INTERNATIONAL FLAVORS AND FRAGRANCES INC.

2000 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

AS AMENDED AND RESTATED AS OF DECEMBER 15, 2004

WHEREAS, the Board of Directors (the “Board”) of International Flavors and Fragrances Inc. (the “Company”) has determined that it is in the best interests of the Company that the International Flavors and Fragrances Inc. 2000 Stock Option Plan for Non-Employee Directors, as previously amended and restated as of December 15, 2004 (the “Plan”), be amended to provide for the cashless exercise of vested stock options; and

WHEREAS, the Board has the authority under Section 19 of the Plan to amend the Plan.

NOW THEREFORE, pursuant to Section 19 thereof, the Plan is hereby amended as set forth below.

1. Section 5 of the Plan is amended in its entirety to read as follows:

Purchase Price: The purchase price per share for any stock option at any time under this Plan shall be the fair market value of a share of IFF Common Stock on the date of grant of the option. Upon exercise of any stock option the director may pay for the stock covered by the stock option (i) in cash or by personal check or cashiers check, (ii) in shares of IFF Common Stock owned by the director and valued at their fair market value on the date of exercise, (iii) in shares of IFF Common Stock deliverable to the director upon exercise of the stock option equal to the purchase price, valued at their fair market value on the date of exercise, referred to as the net share settlement method or (iv) by any such other method (including broker assisted cashless exercise) to the extent permitted by applicable law, (but excluding any exercise method in which a personal loan would be made from the Company to the director) as the Board may from time to time authorize.

2. Effect on Plan. Except as expressly amended hereby, the Plan shall remain in full force and effect.

3. Effective Date. The effective date of this Amendment No. 1 shall be March 6, 2012.